UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 3, 2017 (February 2, 2017)

Vanguard Natural Resources, LLC
(Exact name of registrant specified in its charter)

Delaware	001-33756	61-1521161
(State or Other Jurisdiction	(Commission	(IRS Employer
Of Incorporation)	File Number)	Identification No.)

5847 San Felipe, Suite 3000
Houston, TX 77057
(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (832) 327-2255

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
As previously disclosed, on February 1, 2017, Vanguard Natural Resources, LLC (the “Company”) and certain of its subsidiaries filed voluntary petitions (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division.
On February 2, 2017, the Company received a letter from the Listing Qualifications Department of The NASDAQ Stock Market LLC (“NASDAQ”) notifying the Company that as a result of the Chapter 11 Cases, and in accordance with NASDAQ Listing Rules 5101, 5110(b) and IM-5101-1, NASDAQ has determined that the Company’s common units representing limited liability company interests, the 7.875% Series A Cumulative Redeemable Preferred Units, the 7.625% Series B Cumulative Redeemable Preferred Units, and the 7.75% Series C Redeemable Preferred Units (“Securities”) will be delisted from The NASDAQ Stock Market. Accordingly, unless the Company requests an appeal of this determination, trading of the securities will be suspended at the opening of business on February 13, 2017, and a Form 25-NSE will be filed with the Securities and Exchange Commission, which will remove the Company’s securities from listing and registration on The Nasdaq Stock Market.

The Company does not intend to appeal NASDAQ’s determination. If the Company does not appeal the Staff’s determination, the Company expects that its units will be eligible to be quoted on the OTC Pink operated by the OTC Markets Group Inc. (the “OTC Pink”). To be quoted on the OTC Pink, a market maker must sponsor the security and comply with SEC Rule 15c2‑11 before it can initiate a quote in a specific security. The OTC Pink is a significantly more limited market than NASDAQ, and the quotation of the Company’s units on the OTC Pink may result in a less liquid market available for existing and potential unitholders to trade units and could further depress the trading price of the Company’s units. There can be no assurance that any public market for the Company’s units will exist in the future or that the Company or its successor will be able to relist its units on a national securities exchange.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VANGUARD NATURAL RESOURCES, LLC

	By:	/s/ Richard A. Robert
	Name:	Richard A. Robert
	Title:	Executive Vice President and Chief Financial Officer
Dated: February 3, 2017		(Principal Financial Officer and Principal Accounting Officer)